Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp to Offer New PD-L1 Test for Bristol-Myers Squibb’s OPDIVO®
Following Collaboration in Clinical Trial

Test Launch Demonstrates that Combined LabCorp-Covance Capabilities Provide Best in Class Solutions for Development and Commercialization of Diagnostics Linked to Innovative Medicines
Burlington, NC, October 12, 2015 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the nationwide availability of a new FDA-approved diagnostic test for PD-L1 associated with the expanded approval of Bristol-Myers Squibb Company’s (BMS) OPDIVO® (nivolumab) for the treatment of all appropriate patients with previously-treated non-small cell lung cancer (NSCLC). The PD-L1 IHC 28-8 pharmDx assay was developed by Dako, an Agilent Technologies company. The assay was used to assess PD-L1 expression in the Phase 3 CheckMate 057 trial, in which OPDIVO demonstrated superior overall survival compared to chemotherapy in patients with previously treated metastatic non-squamous NSCLC. This approval expands the indication for OPDIVO to include previously treated non-squamous NSCLC in addition to the squamous NSCLC indication. The test, although not required for OPDIVO, is a new tool that provides physicians with information on the potential survival benefit of treatment with OPDIVO.
“The launch of this innovative assay reinforces the importance of the LabCorp-Covance combination,” said David P. King, Chairman and Chief Executive Officer of LabCorp. “Our central laboratory was the sole provider of testing for PD-L1 expression in the CheckMate-057 trial, which trial was the basis for regulatory approval, and LabCorp is one of the first laboratory providers of the PD-L1 IHC 28-8 pharmDx assay. We remain committed to our three strategic priorities: bringing innovative medicines to patients, using information to change the way care is delivered, and providing world-class diagnostic information.”
“LabCorp’s support for CheckMate-057, a pivotal phase 3 registration trial evaluating survival benefit compared to chemotherapy, was an important contribution to OPDIVO’s clinical development program,” said Michael Giordano, senior vice president, head of Development, Oncology, Bristol-Myers Squibb. “We are very pleased with LabCorp’s seamless role supporting clinical development and regulatory approval of this new assay which can provide additional information to physicians.”
“LabCorp’s support of a variety of BMS clinical trials involving OPDIVO gives us experience that no other lab has in performing and interpreting the results of this important complementary diagnostic assay,” stated Steve Anderson, Chief Scientific Officer of Covance. “The availability of this test in support of an important new therapy reflects how our combined capabilities in drug development and diagnostics will support improved patient outcomes and reduced healthcare costs by delivering world class diagnostics and bringing innovative new medicines to patients.”
According to the American Cancer Society, lung cancer is the leading cause of cancer death in the U.S. and is the second most commonly diagnosed cancer, with an estimated 221,200 new cases diagnosed in 2015. Approximately 85-90% of patients with lung cancer are diagnosed with either squamous or non-squamous NSCLC, and a majority of these patients present with advanced stage disease at their initial diagnosis. For more information on the PD-L1 IHC 28-8 pharmDx, contact LabCorp’s Center for Molecular Biology and Pathology customer service line at (800) 345-4363.

OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended June 30, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.